                                                                    EXHIBIT 99.2

NEWS
FOR IMMEDIATE RELEASE     Contacts: Richard C. Schwenk, Jr., CFO
---------------------               Ben Binswanger, VP, Corporate Communications
                                    (610) 878-7400




                         TELESPECTRUM WORLDWIDE NAMES
                  KEITH E. ALESSI CHAIRMAN, PRESIDENT AND CEO

                            _______________________

   EXPERIENCED, GROWTH-ORIENTED LEADER HAD LED TURNAROUND AT JACKSON HEWITT


KING OF PRUSSIA, PA, MARCH 23, 1998 -- The Board of Directors of TeleSpectrum Worldwide, Inc. (Nasdaq: TLSP) today announced that Keith E. Alessi has been named Chairman, President and Chief Executive Officer of TeleSpectrum Worldwide, succeeding J. Brian O'Neill who had previously announced his intention to step down. O'Neill will continue as a Director.

Alessi, 43, had been Chairman, President and CEO of Jackson Hewitt, Inc., the nation's second largest tax preparation service company. In this position, he was responsible for the company's turnaround over the past two years before its recent acquisition. In 1997, Jackson Hewitt was the nation's highest performing stock on any exchange, rising from $4.50 to $68.00.

"As the architect of Jackson Hewitt's phenomenal success over the past two years, Keith Alessi is a proven leader," said J. Brian O'Neill. "His strong track record in customer service businesses, his leadership skills and his financial expertise will make Keith an outstanding CEO. The Board of Directors and I are honored and thrilled to invest in the future of TeleSpectrum with Keith Alessi at the helm."

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Page 2 - TeleSpectrum Worldwide Inc.

"I am delighted to have the opportunity to join a company with an outstanding work force," said Alessi. "While we have a difficult task ahead, I look forward to focusing on the Company's fundamentals, getting cost structures in line, and restoring profitability and growth. I am confident that with the right strategy and hard work, we can achieve significant shareholder value in the years ahead."

Prior to Jackson Hewitt, Alessi spent 14 years in executive positions at major corporations. Most recently he was Vice Chairman of Farm Fresh, Inc., a 70-unit grocery chain which, at the time, had revenues exceeding $800 million and 10,000 employees. After joining Farm Fresh in 1988 as Executive Vice President and CFO, he helped engineer the leveraged buyout of this previously public company and went on to serve in the positions of President and Chief Operating Officer from 1990 to 1992, and then as Chairman and CEO of a spinoff company from 1992 to 1994.

From July 1986 to July 1988, he served as Senior Vice President and CFO of Richfood, Inc., where he orchestrated the restructuring of the company from a cooperative association to a publicly-traded firm. This was the first time that a cooperative food wholesaler had gone public in the United States. At the time, Richfood was a $1.2 billion food wholesaler; the company now has revenues in excess of $3 billion. Prior to this position, he was Executive Vice President and CFO of Chatham Supermarkets Inc. and was Secretary, Treasurer and CFO of Certified Grocers of Illinois.

Alessi holds an MBA from the University of Michigan and a B.S. with distinction from Wayne State University. He currently serves as a member of the Board of Directors at Cort Business Services and Town Sports International.

Alessi was selected following a nationwide search conducted by Heidrick & Struggles, a leading global executive search firm specializing in CEO and Chairman assignments.


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Page 3 - TeleSpectrum Worldwide Inc.



In a separate news release today, TeleSpectrum Worldwide reported its results from operations for the fourth quarter of 1997 and the full year 1997.


THE COMPANY

Headquartered in King of Prussia, Pa., TeleSpectrum Worldwide Inc. provides direct marketing and customer care services to Fortune 500 companies in a wide range of industries, including financial services, telecommunications, high tech, insurance, utilities, consumer products, health care/pharmaceutical, and government. TeleSpectrum Worldwide is a premier provider of inbound and outbound telemarketing, inbound customer service, interactive voice response, customer care consulting, teleservices training, and call center management. To learn more about TeleSpectrum Worldwide and its capabilities, please reference the Company's web site at www.telespectrum.com.
                          --------------------

FORWARD-LOOKING STATEMENTS

The statements contained herein regarding TeleSpectrum Worldwide's business strategy and future profitability and growth are forward-looking statements that involve substantial risk and uncertainty. In accordance with the Private Securities Litigation Reform Act of 1995, the following are factors that could cause TeleSpectrum Worldwide Inc.'s actual results to differ materially from those expressed or implied by such forward-looking statements: cost cutting measures may have varying degrees of success, the growth and profitability assumptions assume the addition of new clients not currently identified, agreements with its existing clients generally do not assure a specific level or duration of revenue, revenue assumptions may not be realized, contracts may not be realized, and capacity utilization rates may be adversely affected due to competitors' actions or customers' needs. Investors are encouraged to review TeleSpectrum Worldwide's SEC filings for more information about the factors affecting the Company's business.


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